Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Cell: (312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Provides Update of Product Pipeline and Announces Plans to
Evaluate Strategic Alternatives for the Company
IRVINE, Calif. — December 14, 2007 — IDM Pharma, Inc. (Nasdaq: IDMI) today provided an update of the three lead programs in its product pipeline, mifamurtide (L-MTP-PE), UVIDEM® and IDM-2101.
Mifamurtide (L-MTP-PE)
IDM Pharma continues to work with European regulators responding to questions and issues raised by the Committee for Medicinal Products for Human Use (CHMP) in the most recent communications received by the company regarding the marketing authorization application (MAA) for L-MTP-PE filed by the Company. To allow the necessary time to respond to these most recent questions, the Company has asked for and been granted a clock stop, or extension, of approximately one month. The Company now expects to receive an opinion on the approvability of the MAA for L-MTP-PE by late January 2008.
In the U.S., the Company has been working with external experts and advisors to gather patient follow up data from the Phase 3 clinical trial of L-MTP-PE conducted by the Children’s Oncology Group (COG) and to respond to other questions in the not approvable letter the Company received from the Food and Drug Administration (FDA).
Because the COG had closed the Phase 3 trial in March 2007, in which the patients completed treatment in 1997, a number of challenges have been encountered in collecting the follow up data, including trial sites requiring approval from their Investigational Review Boards (IRBs) prior to searching for and providing additional patient data. These factors have caused significant delays in the Company’s attempt to gather this data. The COG has now agreed to assist the Company in collecting this patient follow up data. Because of the challenges of the data collection efforts and to respond to all of the questions and requests for additional information received from FDA, the Company now anticipates it will likely take until the second half of 2008 to prepare the amendment to the new drug application (NDA) for L-MTP-PE.
Given the significant additional time and cost that would need to be incurred in order to collect the patient data and respond to regulatory agency comments on the filings for L-MTP-PE, the Company’s board of directors authorized management to work with the Company’s investment bank, JMP Securities, to evaluate the Company’s research and development programs, including related assets and costs, and strategic alternatives available to the Company.

“We, along with key opinion leaders in the United States and Europe, continue to strongly believe in the survival benefit offered by L-MTP-PE in osteosarcoma patients, a devastating disease where there hasn’t been a treatment advance in more than 20 years,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “Based on the current status of the lead program and an evaluation of the timing, potential costs and risks involved in continuing with current clinical plans, we believe it is prudent to manage our cash burn at this time and to pursue strategic alternatives that would potentially preserve the value of our lead program assets without undue risks.”
Additional Clinical Updates
UVIDEM®
The next planned step in the UVIDEM development program is a Phase 2, open-label, randomized study of UVIDEM designed to evaluate patients with in-transient or low volume metastatic melanoma in the next 60 days. Patients will receive UVIDEM or UVIDEM plus low-dose cyclophosphamide and treatment(s) will continue for a maximum of two years. The primary endpoint will be progression-free survival and secondary endpoints include tumor response, safety and immune monitoring. The study is designed to enroll 82 patients at sites in the United States and Europe.
UVIDEM has been administered to 143 patients in clinical development. Patient enrollment has been completed in three other Phase 2 clinical trials including individuals with resected stage 2 or 3 melanoma and individuals with metastatic melanoma. Sanofi-aventis has worldwide marketing rights to UVIDEM in melanoma.
IDM-2101
The Company announced updated results in November 2007 from its Phase 2 trial in patients with non-small cell lung cancer (NSCLC) who were vaccinated with IDM-2101, compared to a parallel external control group of non-vaccinated patients. Updated one-year survival in patients treated with IDM-2101 was 60 percent, compared to 49 percent in a group of seventy-two patients who were HLA-A2 negative but otherwise comparable (external comparator group). Median survival for patients treated with IDM-2101 was 17.3 months compared to 12.0 months for patients in the comparator group.
Based on this encouraging survival trend, the Company has continued to work with outside consultants and clinical advisors to develop a next-step clinical plan for IDM-2101. The Company expects to have the clinical plan completed by the end of 2007.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
At September 30, 2007 the Company had cash and cash equivalents of $33.2 million.
For more information about the Company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release and the presentation described in this press release include forward-looking statements that reflect management’s current views of future events including statements regarding the Company’s plans to evaluate the Company’s research and development programs, including related assets and costs, and strategic alternatives available to the Company, the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE and to respond to other matters raised by the FDA, the Company’s confidence that the proposed NDA amendment will provide substantial evidence for the continued regulatory approval process, the review of the submissions for marketing approval of L-MTP-PE by regulatory agencies in the United States and Europe, the Company’s plans regarding an additional Phase 2 trial of UVIDEM, and the Company’s plans regarding preparation of a next-step clinical plan for IDM-2101. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company will be able to identify and complete any strategic transaction that would benefit the Company and its stockholders on a timely basis, if at all, the possibility that the Company may not be able to collect, analyze and submit additional data in an amendment to the NDA for L-MTP-PE within the timeframe expected by the Company, if at all, the possibility that such data will not support the benefit of L-MTP-PE in the treatment of non-metastatic osteosarcoma, will not allow a more robust analysis of L-MTP-PE, will not continue to support its overall survival benefit in osteosarcoma, and may not provide substantial evidence for the potential regulatory approval of L-MTP-PE, the timing of the regulatory agencies’ review of the submissions for marketing approval of L-MTP-PE, the ability of the Company to respond to questions raised by the regulatory authorities in a satisfactory manner, the time needed to respond to any issues raised by the regulatory authorities with regard to regulatory submissions for L-MTP-PE, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase 3 trial conducted by Children’s Oncology Group as adequate for their assessment of L-MTP-PE, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve L-MTP-PE within the time frame expected by the Company or at all, and whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products, whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates, and the Company’s dependence on intellectual property. These factors and others affecting the Company’s bu siness are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.